EXHIBIT 4.1
                                                                     -----------


        FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT


     THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT (the "Amendment") is made as of the 31st day of October, 1996, by and between CPAC, Inc., a New York corporation (the "Borrower") and NationsBank, N.A. (South), formerly NationsBank of Georgia, N.A., a national banking association (the "Lender"),

                             W I T N E S S E T H:


     WHEREAS, the Borrower and the Lender are parties to that certain Second Amended and Restated Loan Agreement dated as of October 13, 1994 (the "Loan Agreement"); and

     WHEREAS, the Borrower has requested and the Lender has agreed to increase the principal amount available to the Borrower under the Revolving Loan as defined in the Loan Agreement and to revise and amend certain other provisions of the Loan Agreement;

     NOW THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to revise and amend the Loan Agreement, further agree that all capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement, and further agree as follows:

     1.   Amendments to Article I.  Article I of the Loan Agreement, Particular
          -----------------------                                   -----------
 Terms and Definitions, is hereby amended by deleting the existing definitions
----------------------
 of "Commitment," "Loans" and "Note" in their entireties and by substituting the following in lieu thereof:

      "Commitment:  That certain agreement dated September 29, 1994, between the
       ----------
 Borrower and the Lender, as accepted by the Borrower on September 29, 1994, a copy of which is attached hereto as Exhibit 'A,' as amended and supplemented by that certain agreement dated October 25, 1996, between the Borrower and the Lender, a copy of which is attached as Exhibit 'A' to the First Amendment to the Loan Agreement dated as of October 31, 1996 by and between the Borrower and the Lender."

      "Loan Amount: Revolving Loan - Up to $10,000,000.
       -----------
                    Term Loan - The Term Loan has been paid off.

31631174.W51
C08799.0027

      "Note:        The Amended and Restated Promissory Note, dated as of
       ----
October 31, 1996 (the 'Revolving Note') in the principal amount of its Loan
                    Amount made by the Borrower to the order of the Lender."

     2.   Amendments to Article III.
          -------------------------

          a.   Article III of the Loan Agreement, Covenants of the Borrower, is
                                                  -------------------------
 hereby amended by deleting the existing Section 3.09 in its entirety and by substituting the following in lieu thereof:

      "3.09       The Borrower will maintain, at the end of each fiscal quarter,
                    Current Assets of at least two hundred percent (200%) of Current Liabilities. "Current Assets" shall mean cash on hand and in bank accounts, accounts receivable, inventory, prepaid expenses that will be charged against operations within a twelve (12) month period from the date of which Current Assets are to be determined, and such other assets as may be properly classified as Current Assets in accordance with GAAP. The term "Current Liabilities" shall mean all indebtedness maturing on demand or within twelve
                    (12) months from the date as of which Current Liabilities are to be determined and which liabilities are not renewable or extendable by the terms thereof beyond such twelve (12) months, and other liabilities as may properly be classified in accordance with GAAP."

          b.   Article III of the Loan Agreement, Covenants of the Borrower, is
                                                  -------------------------
hereby amended by deleting the existing Section 3.10 in its entirety and substituting in lieu thereof: "[RESERVED]."

          c.   Article III of the Loan Agreement, Covenants of the Borrower, is
                                                  -------------------------
hereby amended by deleting the existing Section 3.11 in its entirety and by substituting the following in lieu thereof:

      "3.11       The Borrower will maintain a Debt to Tangible Net Worth Ratio of not more than 1.25 to 1.0 on March 31, 1996, and during each fiscal quarter thereafter. "Debt" shall be defined as Total Liabilities. "Tangible Net Worth" shall be defined as the total Capital Stock plus Paid-in-Capital plus Retained Earnings

31631174.W51
C08799.0027
                                     -2-


                    net of Treasury Stock and net of foreign currency translation adjustments, less the intangible values shown on the annual audited statement of the Borrower for patents, goodwill, debt discounts, deferred charges and pre-operating or start-up costs."

          d.   Article III of the Loan Agreement, Covenants of the Borrower, is
                                                  -------------------------
hereby amended by deleting the existing Section 3.12 in its entirety and by substituting the following in lieu thereof:

      "3.12 The Borrower will maintain a minimum Net Worth of no less than Forty
               Million Dollars ($40,000,000) plus seventy-five percent (75%) of
                                             ----
the cumulative, positive Net Income generated from March 31, 1996 to the end of such fiscal quarter during which the computation of Net Worth is being made; provided, however, that during any fiscal quarter
                           --------  -------
during which the Borrower institutes and/or maintains a monetary dividend payment on its Capital Stock, sixty-five percent (65%) of the Net Income generated for such fiscal quarter instead of seventy-five percent (75%) of the Net Income generated shall be included in the computation of Net Worth. 'Net Worth' shall be defined as the Total Capital Stock of the Borrower plus the Borrower's Paid-in-Capital plus Retained Earnings of the Borrower, net of the Borrower's Treasury Stock and net of foreign currency translation adjustments; 'Net Income' shall be defined as net income of the Borrower and its subsidiaries on a consolidated basis determined in accordance with GAAP."

          e.   Article III of the Loan Agreement, Covenants of the Borrower, is
                                                  -------------------------
hereby amended by deleting the existing Section 3.13 in its entirety and by substituting the following in lieu thereof:

      "3.13 The Borrower will maintain as of the end of each fiscal quarter a Funded Debt to Cash Flow Ratio of not more than 2.25 to 1.0. 'Cash Flow' shall be defined as Net Income of the Borrower for the most recently completed four (4) fiscal quarters, plus, to the extent deducted in determining Net Income, the sum of each of the following for such period: (a) depreciation and amortization allowances, (b) interest expense (net of any interest income) and
               (c) income tax expense. 'Funded Debt' shall be defined as Debt for money


31631174.W51
C08799.0027
                                     -3-
               borrowed and Debt represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Debt upon which interest charges are customarily paid, all Capitalized Lease Obligations, all reimbursement obligations with respect to outstanding letters of credit, all Debt issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Debt represent Debt for money borrowed, and, without duplication, guaranties of any of the foregoing."

          f.   Article III of the Loan Agreement, Covenants of the Borrower, is
                                                  -------------------------
hereby amended by deleting the existing Section 3.14 in its entirety and by substituting the following in lieu thereof:

      "3.14 The Borrower will not make or incur Capital Expenditures and Capital
               Lease Obligations in excess of four million dollars ($4,000,000.00) in the aggregate during any fiscal year of the Borrower without the prior written consent of the Lender."

     3.   Amendment to Article V.  Section 5.1 of Article V, General Covenants,
          ----------------------                            ------------------
is hereby amended by deleting the existing Section 5.1 in its entirety and by substituting the following in lieu thereof:

      "5.1 The Borrower agrees to pay the Lender an unused fee on the aggregate unborrowed balance of the Revolving Loan, for each day from December 1, 1996 until the Revolving Loan maturity date, at a rate of one-quarter of one percent (1/4%) per annum. Such unused fee shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, shall be billed quarterly in arrears on the last day of each calendar quarter, commencing on December 31, 1996, shall be fully earned when due, and shall be non-refundable when paid. A final payment of any unused fee then payable shall also be due and payable on the Revolving Loan maturity date."

      4.    Counterparts.  This Amendment may be executed in any number of
            ------------
counterparts, each of which shall be deemed to be an

31631174.W51
C08799.0027
                                     -4-


original, but all such separate counterparts shall together constitute but one and the same instrument.

     5.   Governing Law.  This Amendment shall be construed in accordance with
          -------------
and governed by the laws of the State of Georgia.

     6.   Severability.  Any provision of this Amendment which is prohibited or
          ------------
unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

     7.   No Other Amendment or Waiver.  Except for the amendments set forth
          ----------------------------
above and the amendment and restatement of the Original Promissory Note pursuant to the Amended and Restated Promissory Note dated of even date herewith (the "Revolving Note"), the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect. No waiver by the Lender under the Loan Agreement or any other Loan Document is granted or intended except as expressly set forth herein, and the Lender expressly reserves the right to require strict compliance in all other respects. Except as set forth herein and in the Revolving Note, the amendments agreed to herein shall not constitute a modification of the Loan Agreement or any of the other Loan Documents, or a course of dealing with the Lender, at variance with the Loan Agreement or any of the other Loan Documents, such as to require further notice by the Lender to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future.

     8.   Representations and Warranties.  The Borrower hereby represents and
          ------------------------------
warrants in favor of the Lender as follows:

          a. The Borrower has the power and authority (i) to enter into this Amendment and the Revolving Note and (ii) to do all other acts and things as are required or contemplated hereunder to be done, observed and performed by it;

          b. This Amendment has been duly authorized, validly executed and delivered by one or more authorized officials of the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally

31631174.W51
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                                     -5-


(insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower); and

          c. The execution and delivery of this Amendment, the performance by the Borrower under the Loan Agreement and the other Loan Documents to which it is a party, as amended hereby and as set forth in the Revolving Note, do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower which has not already been obtained, nor is in contravention of or in conflict with the articles of incorporation or similar agreement of the Borrower, or the provision of any statute, judgment, order, indenture, instrument, agreement, or undertaking, to which the Borrower is a party or by which any of its assets or properties are or may become bound.

     9.   Conditions Precedent.  The effectiveness of this Amendment is subject
          --------------------
to the prior fulfillment of each of the following conditions:

          a. The Lender has received a duly executed Revolving Note in substantially the form attached hereto as Exhibit "B", which promissory note
                                          -----------
shall be deemed to be a "Note" under the Loan Agreement and the other Loan Documents for all purposes hereafter;

          b. The Lender shall have received payment of the loan fee in the amount of $11,250.00; and

          c. The Lender shall have received all such other documents as the Lender may reasonably request, certified by an appropriate governmental official or an authorized official if so reasonably requested.

     10.  Effective Date.  Upon satisfaction of the conditions precedent
          --------------
referred to in Section 9 above, this Amendment shall be effective as of October 31, 1996.

     11.  Loan Documents. This document shall be deemed to be a Loan Document
          --------------
for all purposes.

            [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


















31631174.W51
C08799.0027
                                     -6-


     IN WITNESS WHEREOF, the undersigned Borrower has hereunto caused this Amendment to be executed by its duly authorized officials and its seal to be affixed hereto as of the day and year first above written.

                                    BORROWER

                                    CPAC, INC., a New York corporation



                                    By: /s/ Thomas J. Weldgen
                                        --------------------------------------

                                    Title: CFO
                                          ------------------------------------

                                    Attest: /s/ James W. Pembroke
                                           -----------------------------------

                                    [CORPORATE SEAL]


As to the Borrower, signed, sealed
and delivered in the presence of:

 /s/ Francine A. Valentino
-----------------------------------
Unofficial Witness

 /s/ Mary L. Yasso
-----------------------------------
Notary Public
[NOTARY SEAL]





















                                                                    CPAC, INC.
31631174.W51                                         FIRST AMENDMENT TO SECOND
C08799.0027                                AMENDED AND RESTATED LOAN AGREEMENT
                                                              Signature Page 1


     IN WITNESS WHEREOF, the undersigned Lender has hereunto caused this Amendment to be executed by its duly authorized official and its seal to be affixed hereto as of the day and year first above written.

                                    LENDER

                                    NATIONSBANK, N.A. (SOUTH), formerly
                                    NationsBank of Georgia, N.A., a national banking association



                                    By: /s/ John D. Rhea
                                        --------------------------------------
                                    Name:  John D. Rhea
                                    Title:  Senior Vice President


As to the Lender, signed, sealed
and delivered in the presence of:

 /s/ Kathryn Wintersteen
-----------------------------------
Unofficial Witness

 /s/ Kimberly S. Oakley
-----------------------------------
Notary Public

[NOTARY SEAL]














                                                                    CPAC, INC.
31631174.W51                                         FIRST AMENDMENT TO SECOND
C08799.0027                                AMENDED AND RESTATED LOAN AGREEMENT
                                                              Signature Page 2


                                 EXHIBIT "A"
                                      TO
        FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

                   Amendments and Supplements to Commitment




     Financial Strategies Group
     600 Peachtree Street, N.E. - 19th Floor
     Suite 1900
     Atlanta, GA  30308
     Fax 404 607-6343



     NationsBank




     December 1, 1996

     Mr. Thomas Weldgen
     Chief Financial Officer
     CPAC, Inc.
     2364 Leicester Road
     Leicester, New York 14481

     Dear Tom:
     NationsBank hereby extends the latest date of closing for the Revolver referenced in my letter to you dated October 25, 1996. This Revolver should be closed no later than December 31, 1996.

     Sincerely,

     /s/ John Rhea

     John Rhea
     Senior Vice President




31631174.W51
C08799.0027


                                 EXHIBIT "B"

                            Form of Revolving Note




                  AMENDED AND RESTATED PROMISSORY NOTE


Date:  October 31, 1996  Amount:  $10,000,000.00  Maturity Date:  October 31,
1999

WHEREAS, pursuant to that certain Promissory Note dated December 9, 1992, as amended by that certain Note Modification Agreement dated December 16, 1993, as further amended by that certain Second Note Modification Agreement dated October 13, 1994 (as amended, the "Original Promissory Note"), CPAC, INC., a New York corporation ("Borrower") obtained from NATIONSBANK, N.A. (SOUTH) (hereinafter, together with its successors and assigns, called the "Lender"), a revolving loan not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000.00) with a maturity date of October 31, 1996;

WHEREAS, Borrower and Lender are parties to that certain Second Amended and Restated Loan Agreement dated as of October 13, 1994 as amended by First Amendment thereto dated as of October 31, 1996 (as amended, the "Loan Agreement");

WHEREAS, Borrower has requested that the Original Promissory Note be modified to increase the amount, extend the maturity date thereof and as otherwise hereinafter set forth and Lender has agreed to such modification;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, one and no/100 dollar ($1.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lender and the Borrower agree that all capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement and further to amend and restate the Original Promissory Note subject to the terms and conditions set forth herein.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender, at NationsBank, N.A. (South), P.O. Box 1232, Charlotte, North Carolina 28201-1232 or such other place as Lender may designate in writing to the Borrower, without set-off, counterclaim or reduction of any kind, the principal sum of TEN MILLION AND 00/100s DOLLARS ($10,000,000.00) of United States funds, or, if less, so much thereof as may from time to time be advanced by Lender to Borrower and is outstanding hereunder, plus interest as hereinafter provided.

THIS NOTE IS GIVEN IN REPLACEMENT OF THE ORIGINAL PROMISSORY NOTE AND SHALL NOT CONSTITUTE A NOVATION WITH RESPECT TO SUCH NOTES OR THE INDEBTEDNESS EVIDENCED THEREBY.

1.   RATE.   The Rate shall be, at Borrower's option, the Prime Rate, the LIBOR
Basis or the LIBOR 30-day Rate.

PRIME RATE. The Prime Rate, plus zero percent (0%), per annum. The "Prime Rate" is the fluctuating rate of interest established by Lender from time to time, at its discretion, whether or not such rate shall be otherwise published. The Prime Rate is established by Lender as an index and may or may not at any time be the best or lowest rate charged by Lender on any loan.

LIBOR BASIS. The LIBOR Basis shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent) equal to the sum of (a) the quotient of (i) the LIBOR Rate divided by
(ii) one minus the LIBOR Reserve Percentage, stated as a decimal, plus (b) the Applicable Margin. The "LIBOR Rate" is, for any advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1% appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR Rate" shall mean, for any advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided,
                                                                       --------
however, if more than one rate is specified on Reuters Screen LIBO Page, the
-------
applicable rate shall be the arithmetic mean of such rates. The "Interest Period" is thirty (30) days. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period which begins on a day for which there is

31631174.W51
C08799.0027

no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) no Interest Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower hereunder. The "LIBOR Reserve Percentage" is the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not Lender has any such Eurocurrency Liabilities subject to such reserve requirement at that time. The LIBOR Basis for any advance shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage.

LIBOR 30-DAY RATE. The LIBOR 30-day Rate shall mean a simple per annum interest rate equal to the sum of the LIBOR 30-day Rate plus the Applicable Margin. The "LIBOR 30-day Rate" shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1% appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) on the first Business Day of each month for a thirty day period. If for any reason such rate is not available, the term "LIBOR 30-day Rate" shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) on the first Business Day of each month for a thirty (30) day period; provided, however, if more than one rate is
                              --------  -------
specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of such rates. "Business Day" is a day on which banks are not authorized or required to be closed and foreign exchange markets are open for the transaction of business required for this Agreement in Atlanta, Georgia and London, England, as relevant to the determination to be made or the action to be taken.

APPLICABLE MARGIN. The Applicable Margin, expressed as a per annum rate of interest, shall be (i) one and nine-tenths percent (1.9%) whenever the ratio of Funded Debt to Cash Flow is greater than 1.5 to 1.0 or if the ratio of Debt to Tangible Net Worth exceeds 1.0 to 1 or (ii) one and one-half percent (1.5%)
                                    --
whenever the ratio of Funded Debt to Cash Flow is less than 1.5 to 1.0 and if the ratio of Debt to Tangible Net Worth is less than 1.0 to 1. The Applicable Margin shall be the interest rate margin determined by Lender based upon the ratios for the most recent fiscal quarter end, effective as of the first Business Day of the month after the financial statements referred to in
Section 3.6 of the Loan Agreement are required to be furnished by Borrower to Lender for the fiscal quarter most recently ended.

Notwithstanding any provision of this Note, Lender does not intend to charge and Borrower shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by the applicable law of the State of Georgia; if any higher rate ceiling is lawful, then that higher rate ceiling shall apply. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of Lender.


NationsBank, N.A. (South)             Amended and Restated Promissory Note
[Commercial]                      -1-                                11/96
22910737.W51


2. ACCRUAL METHOD. Interest at the Rate set forth above will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).

3. RATE CHANGE DATE. Any Rate based on a fluctuating index or base rate will change, unless otherwise provided, each time and as of the date that the index or base rate changes. In the event any index is discontinued, Lender shall substitute an index determined by Lender to be comparable, in its sole discretion.

4. PAYMENT SCHEDULE. All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder or under any other loan documents executed in connection with this Note, then to interest due and payable, with the balance applied to principal, or in such other order as Lender shall determine at its option. Principal shall be paid in full in a single payment on October 31, 1999. Interest thereon shall be paid monthly, on the first day of each Interest Period, and continuing on the first day of each successive month thereafter, with a final payment of all unpaid interest at the stated maturity of this Note.

5. REVOLVING FEATURE. Borrower may borrow, repay and reborrow hereunder at any time, up to a maximum aggregate amount outstanding at any one time equal to the principal amount of this Note, provided that Borrower is not in default under any provision of this Note, any other documents executed in connection with this Note, or any other note or other loan documents now or hereafter executed in connection with any other obligation of Borrower to Lender, and provided that the borrowings hereunder do not exceed any borrowing base or other limitation on borrowings by Borrower. Lender shall incur no liability for its refusal to advance funds based upon its determination that any conditions of such further advances have not been met. Lender records of the amounts borrowed from time to time shall be conclusive proof thereof.

6. AUTOMATIC PAYMENT. Borrower has elected to authorize Lender to effect payment of sums due under this Note by means of debiting Borrower's account number 07908684. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit the account.

7. WAIVERS, CONSENTS AND COVENANTS. Borrower, any indorser or guarantor hereof, or any other party hereto (individually an "Obligor" and collectively "Obligors") and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any indorsement or guaranty of this Note, or any other documents executed in connection with this Note or any other note or other loan documents now or hereafter executed in connection with any obligation of Borrower to Lender (the "Loan Documents"); (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by Lender of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Lender, or any indulgence shown by Lender (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by Lender shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Lender of, or otherwise affect, any of Lender's rights under this Note, under any indorsement or guaranty of this Note or under any of the Loan Documents; and (c) agree to pay, on demand, all costs and expenses of collection or defense of this Note or of any indorsement or guaranty hereof and/or the enforcement or defense of Lender's rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

8. "INTEREST" LIMITED. As used in this Note and for the purposes of Section 7-4-2 of the Official Code of Georgia Annotated, or any successor thereto, the term "interest" does not include any fees (including, but not limited to, the Loan Fee) or other charges imposed on Borrower in connection with the indebtedness evidenced by this Note, other than the interest described above.

9. PREPAYMENTS. Prepayments may be made in whole or in part at any time on any loan for which the Rate is based on the Prime Rate. All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as Lender shall determine in its sole discretion. No prepayment of any other loan shall be permitted without the prior written consent of Lender. Notwithstanding such prohibition, if there is a prepayment of any such loan, whether by consent of Lender, or because of acceleration or otherwise, Borrower shall, within 15 days of any request by Lender, pay to Lender any loss or expense which Lender may incur or sustain as a result of such prepayment. For the purposes of calculating the amounts owed only, it shall be assumed that Lender actually funded or committed to fund the loan through the purchase of an underlying deposit in an amount and for a term comparable to the loan, and such determination by Lender shall be conclusive, absent a manifest error in computation.

10. DELINQUENCY CHARGE. To the extent permitted by law, a delinquency charge may be imposed in an amount not to exceed four percent (4%) of any payment that is more than fifteen days late.

11. EVENTS OF DEFAULT. The following are events of default hereunder: (a) the failure to pay or perform any obligation, liability or indebtedness of any Obligor to Lender, or to any affiliate or subsidiary of NationsBank Corporation, whether under this Note or any Loan Documents, as and when due (whether upon demand, at maturity or by acceleration); (b) the failure to pay or perform any other obligation, liability or indebtedness of any Obligor to any other party; (c) the death of any Obligor (if an individual); (d) the resignation or withdrawal of any partner or a material owner/guarantor of Borrower, as determined by Lender in its sole discretion; (e) the commencement of a proceeding against any Obligor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Obligor or the merger or consolidation of any Obligor with or into another entity; (f) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Obligor; (g) the determination by Lender that any representation or warranty made to Lender by any Obligor in any Loan Documents or otherwise is or was, when it was made, untrue or materially misleading; (h) the failure of any Obligor to timely deliver such financial statements, including tax returns, other statements of condition or other information, as Lender shall request from time to time; (i) the entry of a judgment against any Obligor which Lender deems to be of a material nature, in Lender's sole discretion; (j) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of any Obligor; (k) the determination by Lender that it is insecure for any reason; (l) the determination by Lender that a material adverse change has occurred in the financial condition of any Obligor; or (m) the failure of Borrower's business to comply with any law or regulation controlling its operation.

12. REMEDIES UPON DEFAULT. Whenever there is a default under this Note (a) the entire balance outstanding hereunder and all other obligations of any Obligor to Lender (however acquired or evidenced) shall, at the option of Lender, become immediately due and payable and any obligation of Lender to permit further borrowing under this Note shall immediately cease and terminate, and/or (b) to the extent permitted by law, the Rate of interest on the unpaid principal shall be increased at Lender's discretion up to the maximum rate allowed by law, or if none, 25% per annum (the "Default Rate"). The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving Obligors a right to cure any default. At Lender's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Upon a default under this Note, Lender is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and

NationsBank, N.A. (South)             Amended and Restated Promissory Note
[Commercial]                      -2-                                11/96
22910737.W51

interests of any Obligor), which at any time shall come into the possession or custody or under the control of Lender or any of its agents, affiliates or correspondents, any and all obligations due hereunder. Additionally, Lender shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

13. NON-WAIVER. The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender. The acceptance by Lender of any partial payment shall not constitute a waiver of any default or of any of Lender's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Obligors to Lender in any other respect at any other time.

14. APPLICABLE LAW, VENUE AND JURISDICTION. This Note and the rights and obligations of Borrower and Lender shall be governed by and interpreted in accordance with the law of the State of Georgia. In any litigation in connection with or to enforce this Note or any indorsement or guaranty of this Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Georgia or the United States located within the State of Georgia and expressly waive any objections as to venue in any such courts. Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

15. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

16. BINDING EFFECT. This Note shall be binding upon and inure to the benefit of Borrower, Obligors and Lender and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Borrower or Obligors hereunder can be assigned without prior written consent of Lender.

17. CONTROLLING DOCUMENT. To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

18. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

     A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF ANY BORROWER'S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

     B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF LENDER HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. Lender MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

Borrower represents to Lender that the proceeds of this loan are to be used primarily for business, commercial or agricultural purposes. Borrower acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note and hereby executes this Note under seal as of the date here above written.

NOTICE OF FINAL AGREEMENT. THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                      CPAC, INC., a New York corporation


                                      By:  /s/ Thomas J. Weldgen      (Seal)
                                          ----------------------------

                                      Name:  Thomas J. Weldgen
                                            --------------------------
                                      Title:  CFO
                                             -------------------------

                                      Attest:  /s/ James W. Pembroke
                                              ------------------------

                                      Name:  JAMES W. PEMBROKE
                                            --------------------------
                                      Title:  CORPORATE CONTROLLER
                                             -------------------------
                                                [Corporate Seal]


NationsBank, N.A. (South)             Amended and Restated Promissory Note
[Commercial]                      -3-                                11/96
22910737.W51